Exhibit 99.2
NEWS RELEASE
Preformed Line Products Company Announces Purchase of
Common Shares and Termination of Controlled Company Status
Cleveland, Ohio, September 8, 2006 — Preformed Line Products Company (NASDAQ — PLPC) today announced that it has used a portion of its available cash to repurchase 365,311 common shares of the Company from Barbara P. Ruhlman in a privately negotiated transaction. Mrs. Ruhlman, the Company’s largest shareholder, had determined to diversify her portfolio for estate planning reasons. Mrs. Ruhlman is a member of the Company’s Board of Directors and the mother of Robert G. Ruhlman and Randall M. Ruhlman, both of whom are also members of the Board of Directors. Robert G. Ruhlman is Chairman, President and Chief Executive Officer of the Company.
The closing price of the Company’s common shares today on the NASDAQ National Market System was $37.50 per share. The negotiated purchase price per share paid by the Company was $31.48, a 15% discount from the average closing price of the Company’s common shares over the last 30 calendar days.
The repurchase was approved by both the Audit Committee of the Board of Directors of the Company and the Company’s Board of Directors (with Mrs. Ruhlman abstaining). The Audit Committee, which is comprised solely of independent directors, acted as a special committee of the Board of Directors in connection with the review of the potential transaction with Mrs. Ruhlman. In connection with its review, the Audit Committee engaged Brown Gibbons Lang & Company to serve as its financial advisor.
In connection with the repurchase, the Company’s status as a controlled company under the NASDAQ Corporate Governance Rules was terminated by the Company’s shareholders who had previously formed a group owning over 50% of the Company’s outstanding common shares by entering into a controlled company agreement.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2006. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.